SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities and
                      Exchange Act of 1934





Date of Report (date of earliest event reported) August 31, 2000



                        RAYTECH CORPORATION



    DELAWARE                1-9298              06-1182033
(State or Other           (Commission        (I.R.S. Employer
Jurisdiction of           File No.)          Identification No.)
Incorporation)



Four Corporate Drive, Shelton, Connecticut             06484
(Address of Principal Executive Offices)             (Zip Code)



Registrant's telephone number, including area code 203-925-8023










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Item 3.  Bankruptcy or Receivership

         As previously reported, on March 10, 1989, Raytech Corporation (the "Company" or "Debtor") filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court"). Since the petition date, the Debtor has operated its business as debtor in possession in accordance with the provisions of the Bankruptcy Code.

         On August 31, 2000, the Bankruptcy Court entered an Order Confirming Raytech Corporation's Second Amended Plan of Reorganization (the "Confirmation Order"), which confirmed the Company's Second Amended Plan of Reorganization (the "Plan"). The "effective date of the plan," as used in the Bankruptcy Code, shall not occur until the satisfaction of certain conditions precedent (the "Effective Date").

         The Plan was proposed jointly by the Debtor, the Official Committee of Unsecured Creditors, the Guardian ad litem for Future Claimants, the Connecticut Department of Environmental Protection and the United States Environmental Protection Agency (the "Governments") and the Official Committee of Equity Holders in an agreement signed in October 1998 providing for the basic terms of a consensual plan of reorganization.

         As previously disclosed, Orders of various courts have held the Debtor liable as a successor to Raymark Industries, Inc. for asbestos-related personal injury claims ("API Claims") and environmental claims of the Governments ("Environmental Claims") amounting to an estimated $7.2 billion in total liabilities.

         The Plan is based on a settlement providing for an exchange of allowed API Claims estimated to be $6.76 billion and allowed Environmental Claims of $432 million for 90% of the common stock of the Debtor with existing equity holders in the Debtor retaining 10% of the common stock in the Debtor. In accordance with the Plan, all present and future API Claims will be assumed and resolved by an independently administered claims trust (the "PI Trust"). On the Effective Date, a channeling injunction ordered by the Bankruptcy Court pursuant to Section

24(g) of the Bankruptcy Code will permanently and forever stay, enjoin and restrain any asbestos-related claims against the Debtor, thereby channeling such claims to the PI Trust for resolution.

         The Plan provides for the classification and treatment of all claims and equity interests and on the Effective Date the rights afforded and the treatment of all claims and equity interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of all claims and equity interests against the Debtor.

         The total assets of the Debtor as of July 2000 month-end of $235.5 million consist of investments in subsidiaries of $93 million and a deferred tax asset of $141 million. The total liabilities as of that date consist of liabilities subject to compromise of $7.2 billion offset by negative equity of $7.0 billion.

         The Effective Date of the Confirmation Order is subject to the following conditions precedent: (a) The Bankruptcy Court and United States District Court shall have entered an order or orders establishing the asbestos personal injury permanent channeling injunction and the claims trading injunction, (b) the enabling agreement of the PI Trust is signed and in effect and (c) certain favorable rulings have been obtained from the Internal Revenue Service concerning the Plan or in lieu thereof opinions of counsel. The date of fulfillment of the referenced conditions and the Effective Date are unknown at this time.



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                            SIGNATURES


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                     RAYTECH CORPORATION


                                     By: /s/LEGRANDE L. YOUNG
                                     LeGrande L. Young
                                     Vice President, Administration,
                                     Secretary and General Counsel